EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-128520, 033-64621, 333-44062, 333-140329 and 333-148231) of Synthetech, Inc. of our report dated June 2, 2008, on our audit of the balance sheets of Synthetech, Inc. as of March 31, 2008 and 2007, and the related statements of operations, shareholders' equity, and cash flows for the years then ended appearing in the Annual Report on Form 10-K of Synthetech, Inc. for the year ended March 31, 2008.

/S/ PETERSON SULLIVAN PLLC

June 6, 2008
Seattle, Washington